Exhibit 10.6

EXECUTION VERSION

TAX MATTERS AGREEMENT

BY AND AMONG NRG ENERGY, INC.,

AND

GENON ENERGY, Inc.

AND

REORGANIZED GENON

INITIALLY DATED AS OF DECEMBER 14, 2017

i

ii

TAX MATTERS AGREEMENT(1)

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of December 14, 2017, is entered into by and among, NRG Energy, Inc., a Delaware corporation (“NRG”), GenOn Energy, Inc, and Reorganized GenOn (together with GenOn Energy, Inc., “GenOn”). NRG and GenOn shall be referred to collectively as the “Parties”. Any capitalized term used herein without definition shall have the meaning given to it in the Plan (as defined herein).

RECITALS

WHEREAS, on June 14, 2017, GenOn Energy Inc. and certain of its Subsidiaries (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, which cases are currently pending before the Honorable Judge David R. Jones and jointly administered for procedural purposes only under Case No. 17-33695 (DRJ), and any proceedings relating thereto (collectively, the “Chapter 11 Cases”);

WHEREAS, the Debtors intend to seek the entry of an order of the Bankruptcy Court approving the restructuring of the Debtors pursuant to a confirmed and effective Chapter 11 plan of reorganization that contemplates, among other things, a separation of the Debtors from NRG, with the structure of such separation to involve a to-be-determined combination of asset transfers from the Debtors to third-parties, asset transfers from the Debtors to a newly-formed entity or entities initially owned by current holders of claims against the Debtors, and/or a transfer of the equity of one or more of the Debtors to current holders of claims against the Debtors;

WHEREAS, the Parties wish to (i) provide for the payment of Income Taxes and entitlement to Refunds thereof, (ii) allocate responsibility for, and cooperation in, the filing and defense of Tax Returns and Tax Proceedings and (iii) provide for certain other matters relating to Taxes, including the ability of NRG to claim a Worthless Stock Deduction with respect to its stock in GenOn Energy, Inc.;

WHEREAS, this Agreement is subject to approval by the Bankruptcy Court and will be effective only upon the confirmation date of the Third Amended Joint Chapter 11 Plan of Reorganized of GenOn Energy, Inc. and Its Debtor Affiliates (the “Original Plan” and, together with any other Chapter 11 plan that may be confirmed in the Chapter 11 Cases, the “Plan”) and entry of an order confirming the Original Plan (such order, the “Confirmation Order”).

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties,  covenants  and  agreements  set  forth  herein,  and  for  other  good  and      valuable

(1)         Note:  Although this Agreement will initially, by its terms, become effective on the Confirmation Date, the Parties hereto acknowledge and agree that certain provisions of the Agreement may need to be adjusted once a final emergence structure is known, and this Agreement will be amended to provide for such structural changes (while not, for the avoidance of doubt, changing provisions that need not be changed to address such structural changes, including provisions related to the substantive allocation of tax liability between NRG and GenOn/Reorganized GenOn, NRG’s ability to claim a worthless stock deduction, and GenOn’s ability to utilize NOLs in accordance with the terms set forth herein).

consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01          General.  As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 8.02.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement. “Ancillary Agreements” means the [       ].(2)

“Code” means the Internal Revenue Code of 1986, as amended.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all applicable extensions) on which such Tax Return is required to be filed under applicable law and

(ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions thereto.

“Effective Date” means the date on which the Plan (including, for the avoidance of doubt, the Original Plan or any other Chapter 11 plan of reorganization) becomes effective.

“Federal Income Tax Return” means the U.S. federal income tax returns reflecting the GenOn Entities’ membership in NRG’s consolidated tax group.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax, or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“GenOn” has the meaning set forth in the preamble to this Agreement.

(2)   Note:  To be determined based on final structure.

“GenOn Entity” means GenOn and any entity that is a Subsidiary of GenOn, including, following the Effective Date, any entity that is treated as a “Reorganized Debtor” under the Plan.

“GenOn Separate Return Tax” means any state or local Tax resulting from or otherwise realized upon the sale of any asset or equity interest of any GenOn Entity to the extent such Tax is payable on a separate state or local tax return that does not include NRG or an affiliate of NRG other than a GenOn Entity.

“GenOn Taxes” means, without duplication, (a) any federal, state and local Income Taxes or Tax with respect to a State and Local Income Tax Return owed by any GenOn Entity solely attributable to the NRG Settlement Payment, (b) any Tax (other than NRG Taxes) imposed on or in respect of the assets of the GenOn Entities (including, without limitation, sales/use, property, payroll, gross receipts, capital, franchise (not in the nature of Income Taxes), occupation, and similar Taxes, and (c) any GenOn Separate Return Tax;

“Income Tax Return” means (a) State and Local Income Returns and (b) Federal Income Tax Returns.

“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including, but not limited to, any capital gains, franchise Tax, minimum Tax or any Tax on items of Tax preference (in each case, in the nature of an income Tax), but not including sales, use, real or personal property, or transfer Taxes or similar Taxes).

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys acting in their official capacity.

“NRG” has the meaning set forth in the preamble to this Agreement.

“NRG Entity” means NRG and any Subsidiary of NRG immediately after the Restructuring Transactions.

“NRG Settlement Payment” means the cash payment to be provided by NRG, to fund distributions under the Plan.

“NRG Taxes” means, without duplication, (a) any federal, state and local Income Taxes of any consolidated, combined or unitary Tax group of which any GenOn Entity was a member during any Pre-Closing Tax Period or the portion of any Straddle Period ending on or before the Effective Date; (b) any Tax with respect to a State and Local Income Tax Return for any Pre-Closing Tax Period, and (c) any Tax of any NRG Entity; provided, however, that NRG Taxes shall not include (x) any Income Tax or Tax with respect to a State and Local Income Tax Return arising solely as a result of the NRG Settlement Payment or (y) any GenOn Separate Return Tax.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company, association, unincorporated organization or other entity, including a governmental authority.

“Plan” has the meaning set forth in the recitals to this Agreement.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Effective Date, including for the avoidance of doubt, the portion of any Straddle Period after the Effective Date.

“Pre-Closing Tax Period” means any tax period (or portion thereof) ending on or before the Effective Date, including for the avoidance of doubt, the portion of any Straddle Period ending on the Effective Date.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Restructuring Transactions” has the meaning set forth in Article I of the Plan.

“State and Local Income Tax Return” shall mean any and all state and local income or franchise tax returns that include any GenOn Entity that utilize federal taxable income as the basis for calculation of tax due.

“Straddle Period” means any taxable period that begins on or before and ends after the Effective Date.

“Subsidiary” means with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of the Subsidiaries of such Person.

“Tax” means any net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, consumption, harmonized sales, franchise, margin, levies, imposts, capital, capital gains, bank shares, withholding, payroll, employer health, real property, personal property, customs duties, employment, excise, property, deed, stamp, alternative, net worth or add-on minimum, environmental or other taxes, assessments, duties, levies or similar governmental charges in the nature of a tax, whether disputed or not, together with any interest, penalties, fines, additions to tax or additional amounts with respect thereto.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Tax Benefit” means any decrease in Income Tax payments actually required to be made to a Taxing Authority (or any increase in any Refund otherwise receivable from any Taxing Authority), including any decrease in Tax payments (or increase in any Refund) that actually results from an increase in Tax Attributes (computed on a “with or without” basis consistent with the principles of Section 3.03(b)).

“Tax Cost” means any increase in Income Tax payments actually required to be made to a Taxing Authority (or any reduction in any Refund otherwise receivable from any Taxing Authority), including any increase in Tax payments (or reduction in any Refund) that actually results from a reduction in Tax Attributes (computed on a “with or without” basis consistent with the principles of Section 3.03(b)).

“Tax Matter” has the meaning set forth in Section 6.01.

“Tax Proceeding” means any audit, assessment of Income Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Income Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax and any amended Tax Return or claim for Refund.

“Taxable Transaction” has the meaning set forth in Article I of the Plan.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Worthless Stock Deduction” has the meaning set forth in Article I of the Plan.

Section 1.02          Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 1.03          References to Time.  All references in this Agreement to times of   the day shall be to New York City time.

ARTICLE II

Preparation, Filing and Payment of Income Taxes Shown Due on Income Tax Returns

Section 2.01          Tax Returns.   NRG shall timely prepare and file (or cause to be   prepared and filed) all Income Tax Returns required to be filed by any NRG Entity or GenOn Entity for any Pre-Closing Tax Period in good faith and in a manner consistent with past practice in filing such Tax Returns, and shall pay (or cause to be paid) all Income Taxes shown to be due and payable on each such Tax Return. NRG shall (i) make a draft of such Income Tax Returns available to GenOn’s tax advisors, at mutually agreeable times (the first of which shall be no later than the 45th day prior to the Due Date of such Federal Income Tax Return (after giving effect to valid extensions)) at NRG’s offices where Tax Returns filings are customarily handled, and (ii) reasonably and in good faith consider such revisions to such Income Tax Returns as are requested by GenOn.

Section 2.02          Tax Return Procedures.  Unless otherwise required by a Taxing Authority  or by applicable law, NRG and GenOn shall prepare and file all Tax Returns for any Pre-Closing Tax Period or Straddle Period, and take all other actions, in good faith and a manner consistent with this Agreement, the Plan and past practice. All such Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.

Section 2.03          Straddle Period Tax Allocation. In the case of any Straddle Period, the amount of Income Taxes attributable to a GenOn entity for the portion of the Straddle Period ending on, or beginning after, the Effective Date shall be made by means of an actual closing of the books and records of such GenOn Entity as of the close of the Effective Date.

Section 2.04          Expenses. Except as provided in Section 8.02 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.05          No Extraordinary Actions on the Effective Date. Except as expressly contemplated by this Agreement, the Plan or any Ancillary Agreement, GenOn shall not, and shall not permit any GenOn Entity to, on the Effective Date, take any action outside of the ordinary course of business; provided, however, that this provision shall not apply to any actions or transactions that are deemed to occur solely for Income Tax purposes on the Effective Date as a result of transactions contemplated in the Agreement, the Plan or any Ancillary Agreement.

Section 2.06          Amended Tax Returns. Any amendment of any Income Tax Return described in Section 2.01 shall be subject to GenOn’s or NRG’s review, as applicable, and prepared in good faith and in a manner consistent with past practice, and subject to payment of reimbursement for any additional Income Taxes shown on such Income Tax Return pursuant to Section 2.01 and Section 2.02.

Section 2.07          Tax Materials. Each of NRG on the one hand, and GenOn on the other  hand, shall provide the other with all documents and information, and make available employees and officers, as reasonably requested by the other party, on a mutually convenient basis during normal business hours, to aid the other party in preparing any Tax Return described in this Article II or participating in a Tax Proceeding or contest described in Article IV.

Section 2.08          Tax Treatment of NRG Settlement Payment. Each of NRG, the GenOn Entities, and their respective affiliates and subsidiaries shall, for all applicable Tax purposes, treat the NRG Settlement Payment as (a) to the greatest extent permitted by applicable law, a capital contribution from NRG to GenOn that is made prior in time to any other transaction consummated pursuant to the Plan (including the Restructuring Transactions); and (b) to the extent any portion of the NRG Settlement Payment cannot, under applicable law, be treated as a capital contribution from NRG to GenOn, such NRG Settlement Payment shall be treated as a payment that is deductible to NRG and includable by GenOn when received, with such deduction and inclusion offsetting to the extent permitted by applicable Tax law. Notwithstanding anything in this Agreement to the contrary, no Tax shall be treated as solely attributable to the NRG Settlement Payment to the extent income attributable to the NRG Settlement Payment is offset by a deduction attributable to such payment such that it is reasonably determined that there was no net Tax liability directly attributable to the NRG Settlement Payment.

ARTICLE III

Indemnification

Section 3.01          Indemnification by NRG. NRG shall pay (or cause to be  paid),  or reimburse the GenOn Entities, as applicable, and shall indemnify and hold harmless the GenOn Entities from and against, without duplication, all NRG Taxes, and all claims, damages, losses, liabilities, costs and expenses (if any) incurred or suffered by any GenOn Entity arising out of or in connection with any breach of any representation or warranty made by NRG in this Agreement or any covenant to be performed by NRG pursuant to this Agreement.

Section 3.02          Indemnification by GenOn. GenOn shall pay (or cause to be paid), or reimburse the NRG Entities, as applicable, and shall indemnify and hold harmless the NRG Entities from and against, without duplication, (a) all GenOn Taxes, (b) any amounts owed by GenOn pursuant to Section 7.02(b) and (c) all claims, damages, losses, liabilities, costs and expenses (if any) incurred or suffered by any NRG Entity arising out of or in connection with any breach of any representation or warranty made by GenOn in this Agreement or any covenant to be performed by GenOn pursuant to this Agreement.

Section 3.03          Adjustments to Payments.

(a)                Any indemnity payment pursuant to this Agreement shall be increased to include (i) all reasonable documented accounting, legal and other professional fees and court costs incurred by the Indemnified Party in connection with such indemnity payment and (ii) any Tax Cost resulting from the receipt of (or entitlement to) such indemnity payment, which Tax Cost would not have arisen or been allowable but for such indemnified liability. For purposes hereof, any Tax Cost actually realized by the Indemnified Party (or its Affiliates) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to such indemnified liability as the last items claimed for any taxable year, including after the utilization of any otherwise available net operating loss carryforwards). If necessary, any indemnity payment will initially be made without regard to this Section 3.03(a), and an adjusting payment will be made to reflect any applicable Tax Cost within thirty (30) days after the Indemnified Party (or its Affiliates) actually realizes such Tax Cost by way of reduction in a Refund or an increase in Taxes reported on a filed Tax Return.

(b)           Any indemnity payment under this Agreement shall be decreased to take into account an amount equal to the Tax Benefit actually realized by the Indemnified Party (or its Affiliates) arising from the incurrence or payment of the relevant indemnified item, which Tax Benefit would not have arisen or been allowable but for such indemnified liability. For purposes hereof, any Tax Benefit actually realized by the Indemnified Party (or its Affiliates) shall be determined using a “with and without” methodology (treating any deductions or amortization attributable to such indemnified liability as the last items claimed for any taxable year, including after the utilization of any otherwise available net operating loss carryforwards). If necessary, any indemnity payment will initially be made without regard to this Section 3.03(b), and an adjusting payment by the Indemnifying Party will be made to reflect any applicable Tax Benefit within thirty (30) days after the Indemnified Party (or its Affiliates) actually realizes such Tax Benefit by way of a Refund or a decrease in Taxes reported on a filed Tax Return.

Section 3.04          Timing of Indemnification Payments. Except as otherwise provided in Article II, payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after receipt of written request therefor by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment; provided, that, (i) if the Indemnified Party is required to pay Taxes to a Taxing Authority pursuant to a Final Determination, the Indemnifying Party shall not be required to pay an indemnification payment in respect of such Taxes to the Indemnified Party earlier than two (2) days before the Indemnified Party is required to pay such Taxes to such Taxing Authority pursuant to such Final Determination and (ii) if the Indemnifying Party consents, pursuant to Section 4.02, to the payment by the Indemnified Party of any Taxes to a Taxing Authority prior to a Final Determination, the Indemnifying Party shall not be required to pay an indemnification payment in respect of such Taxes to the Indemnified Party earlier than two (2) days before the Indemnified Party pays such Income Taxes to such Taxing Authority.

Section 3.05          Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, NRG and GenOn hereby agree that the sole and exclusive monetary remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the indemnification rights set forth in this Article III.

ARTICLE IV

Tax Proceedings

Section 4.01          Notification of Tax Proceedings.  Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of material notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent (and only to the extent) that the Indemnifying Party is actually prejudiced by such failure.

Section 4.02          Tax Proceeding Procedures.

(a)           NRG. NRG shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Income Tax Return relating to GenOn if the majority of the Taxes at issue in such Tax Proceeding are NRG Taxes or Taxes for which NRG is otherwise responsible; provided, that to the extent that such Tax Proceeding also relates to GenOn Taxes or would reasonably be expected to materially adversely affect the Tax position of any GenOn Entity for any Post-Closing Tax Period, NRG shall (i) keep GenOn informed in a timely manner of the material actions proposed to be taken by NRG with respect to such Tax Proceeding, (ii) permit GenOn at its own expense to participate in the aspects of such Tax Proceeding that relate to GenOn Taxes or the tax position of GenOn for any Post-Closing Tax Period and (iii) not settle any aspect of such Tax Proceeding that relates to GenOn Taxes or the tax position of GenOn for any Post-Closing Tax Period without the prior written consent of GenOn, which shall not be unreasonably withheld, delayed or conditioned; provided, further, that GenOn’s rights and NRG’s obligations set forth above shall not apply if and to the extent that GenOn elects in writing to forgo its right to indemnification in respect of GenOn Taxes that are subject of such Tax Proceeding.

(b)           GenOn. GenOn shall be entitled to contest, compromise and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Income Tax Return relating to GenOn if the majority of the Taxes at issue in such Tax Proceeding are GenOn Taxes or Taxes for which GenOn is otherwise responsible; provided, that to the extent that such Tax Proceeding also relates to NRG Taxes or would reasonably be expected to materially adversely affect the Tax position of any NRG Entity for any Post-Closing Tax Period, GenOn shall (i) keep NRG informed in a timely manner of the material actions proposed to be taken by GenOn with respect to such Tax Proceeding, (ii) permit NRG at its own expense to participate in the aspects of such Tax Proceeding that relate to NRG Taxes or the tax position of NRG for any Post-Closing Tax Period and (iii) not settle any aspect of such Tax Proceeding that relates to NRG Taxes or the tax position of NRG for any Post-Closing Tax Period without the prior written consent of NRG, which shall not be unreasonably withheld, delayed or condition.

ARTICLE V

Purchase Price Allocation

Section 5.01          Purchase Price Allocation. In the event of any Taxable Transaction, GenOn shall have the sole and exclusive right to reasonably determine any associated purchase price allocation, and GenOn and NRG (and their respective Affiliates and Subsidiaries) shall be obligated to abide by such allocation in the absence of a final decision by the United States Tax Court, the United States Court of Federal Claims, or a United States District Court, with all contests to be controlled by GenOn; provided, that GenOn shall provide such purchase price allocation to NRG within a commercially reasonable period of time following the Effective Date and, to the extent NRG disagrees with any material aspects of such purchase price allocation, GenOn and NRG shall negotiate in good faith to resolve such disagreement; provided, further, that in the event such disagreement cannot be resolved, any dispute shall be conclusively resolved by a mutually- agreed Accounting Firm.

ARTICLE VI

Cooperation

Section 6.01          General Cooperation.  The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party hereto, or, upon the request of such Party, from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, subject to the limitations contained in this Section 6.01, at each Party’s own cost:

(i)            the provision, in hard copy and electronic forms, of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

(ii)           the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or their respective Subsidiaries; and

(iii)          the use of the Party’s commercially reasonable efforts to obtain any documentation in connection with a Tax Matter.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party. Notwithstanding this Section 6.01, GenOn’s review of and access to NRG’s consolidated Federal Income Tax Returns and any consolidated, combined or unitary Tax Return in a state, local or foreign jurisdiction shall be limited to GenOn’s reasonable review, which shall be conducted by GenOn’s tax advisors at a mutually agreeable time at NRG’s offices where Tax Returns filings are customarily handled.

Section 6.02          Retention of Records. NRG and GenOn shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, including all such electronic records, and shall maintain all hardware necessary to retrieve such electronic records, in all cases until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VII

Additional Covenants and Agreements

Section 7.01          NRG Covenant. To the fullest  extent permitted by applicable law, the GenOn Entities shall be entitled to use available current- year losses and net operating losses (“NOLs”) (including NOL carryforwards) of the NRG consolidated group in relation to transactions treated as taxable transactions (including, for the avoidance of doubt, any so-called “partial Bruno’s” or “Bruno’s” transaction) undertaken by the GenOn Entities that (i) are sales to third-party purchasers consummated on or prior to December 31, 2018 pursuant to an acquisition agreement originally executed in connection with the mergers and acquisitions process underway as of the effective date of this Agreement (an “M&A Sale Transaction”), (ii) are transactions other than M&A Sale Transactions that are so-called “partial Bruno’s” or “Bruno’s” transactions (or other substantially similar transactions) consummated on or prior to December 31, 2018, or (iii) (A) involve the Choctaw location, and (B) are either (1) sales to a third-party purchaser consummated on or prior to December 31, 2019, pursuant to an acquisition agreement originally executed in connection with the mergers and acquisitions process underway as of the effective date of this Agreement (a “Chocktaw M&A Transaction”) or (2) transactions other than Chocktaw M&A Transactions that are so-called “partial Bruno’s” or “Bruno’s” transactions (or other substantially similar transactions) consummated on or prior to December 31, 2019 (the transactions described in Sections 7.01(i), (ii), and (iii), collectively, the “Permitted Dispositions”); provided, that for the avoidance of doubt, any current-year losses or NOLs (including NOL carryforwards) of the GenOn Entities may be utilized by the GenOn Entities in connection with any such transaction regardless of whether such transaction is a Permitted Disposition to the extent provided for in the Code without the payment of any compensation pursuant to Section 7.02(b).

Section 7.02          GenOn Covenants.

(a)           The GenOn Entities shall not take any action that would prevent or impede NRG from claiming, to the fullest extent permitted by applicable law, a Worthless Stock Deduction for the tax year in which the Effective Date occurs.

(b)           If the GenOn Entities make use of any current year losses or NOLs (including NOL carryforwards) of the NRG consolidated group in relation to any transactions treated as taxable transactions (including, for the avoidance of doubt, any so-called “partial Bruno’s” transaction) undertaken by the GenOn Entities other than a Permitted Disposition, then, GenOn shall compensate NRG for such use in an amount equal to the estimated Taxes saved from such use (computed using a “with and without” methodology); provided, that, for the avoidance of doubt, GenOn shall have no obligation to compensate NRG for the use of any current-year losses or NOLs (including NOL carryforwards) of the GenOn Entities for any tax period. For this purpose, the determination of Tax savings under a “with and without” methodology (i) shall be determined by adjusting the Tax calculation only by eliminating the deduction of the current year losses and NOLs (including NOL carryforwards) of all NRG Entities (but not the GenOn Entities) utilized by the GenOn Entities (excluding any current year losses and NOLs (including NOL carryforwards) used by the GenOn Entities in respect of a Permitted Disposition) and (ii) shall not take into account any additional Tax Attributes that would become available for use as a result of the elimination in clause (i) of this sentence. Any dispute regarding the amount of any payment pursuant to this paragraph shall be subject to Section 8.02.

(c)           The amount of compensation due to NRG in respect of any transaction subject to Section 7.02(b) shall be estimated by the Parties within fifteen (15) days after the signing of a contract in respect of such transaction, with such amount placed into escrow on the relevant closing date for such transaction. The escrow proceeds shall be released to NRG upon the filing of the Tax Returns on which the Income Tax consequences of such transaction is reported. If the amount of compensation due to NRG based upon such Tax Returns is greater than the amount of escrow proceeds, GenOn shall pay to NRG such difference. If the amount of compensation due  to NRG based on such Tax Returns as filed is less than the amount of escrow proceeds, GenOn shall be entitled to the excess escrow proceeds.

ARTICLE VIII

Miscellaneous

Section 8.01          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. The Bankruptcy Court shall have non-exclusive jurisdiction of all matters arising out of or in connection with this Agreement to the extent provided by 28 U.S.C. § 1334.

Section 8.02          Dispute Resolution. In the event of any dispute between the Parties as to  any matter covered by Section 2.02, Section 2.05, Section 2.08, Section 3.03 or Section 7.02(b), the Parties shall appoint a nationally recognized independent public accounting firm (an “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by NRG and GenOn and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by NRG and GenOn.

Section 8.03          Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between an NRG Entity, on the one hand, and a GenOn Entity, on the other (other than this Agreement, any other Agreement contemplated by the Plan, and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated no later than the Effective Date and, after the Effective Date, no NRG Entity or GenOn Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement; provided, that, nothing in this Section 7.03 shall be read to imply that any such Tax sharing, indemnification, or similar agreement does or does not exist.

Section 8.04          Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the Due Date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such Due Date to and including the payment date.

Section 8.05          Survival of Representations and Covenants. Except as otherwise contemplated by this Agreement, the representations, covenants and agreements contained herein to be performed following the Restructuring Transactions shall survive the Effective Date in accordance with their respective terms.

Section 8.06          Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 8.07          Entire Agreement. This Agreement, the Exhibits hereto, the Ancillary Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement. Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement and the terms of any other Ancillary Agreement, the terms of this Agreement shall control.

Section 8.08          Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party, and any purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.09          No Third Party Beneficiaries. Nothing in this Agreement, express  or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Article III relating to certain indemnitees, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 8.10          Affiliates. Each of NRG and GenOn shall cause to be performed, and  hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by their respective Affiliates.

Section 8.11          Specific Performance.  In the event of any actual or threatened default in,   or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 8.12          Amendments; Waivers. No amendment, modification, waiver or other supplement of the terms of this Agreement shall be valid unless such amendment, modification, waiver or other supplement is in writing and has been signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.13          Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 8.14          Counterparts. This Agreement may be executed in one or more  counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

Section 8.15          Confidentiality. Each of the Parties hereto shall hold and cause its directors, officers, employees, advisors and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Party hereto furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) in the public domain through no fault of such Party or (2) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 8.15. Each of the Parties hereto shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and similar items and all information contained therein, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and representatives, shall not be disclosed to any other Person and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

Section 8.16          Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 8.17          Jurisdiction; Service of Process. Any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or Parties or their successors or assigns, in each case, shall be brought and determined exclusively in the courts of the State of New York sitting in the borough of Manhattan and the United States District Court having jurisdiction over New York County, New York. Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action with respect to this Agreement (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.17, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of  execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, any claim that (A) the action in such court is brought in an inconvenient forum, (B) the venue of such action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.17 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.18, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. NOTWITHSTANDING THIS SECTION 8.17, ANY DISPUTE REGARDING SECTION 2.02, SECTION 2.05 OR SECTION 3.03 SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 8.02; PROVIDED, THAT THE TERMS OF SECTION 8.02 MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 8.17.

Section 8.18          Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:  [Notice Provisions to be finalized upon Effective Date amendment.](3)

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to NRG will be deemed notice to all the NRG Entities, and any notice to GenOn will be deemed notice to all the GenOn Entities.

Section 8.19          Headings.  The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 8.20          Effectiveness.  This Agreement shall become effective upon the entry of the Confirmation Order and, if the Original Plan does not become effective, this Agreement shall remain effective with respect to any subsequent Plan.

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(3)         Prior to the Effective Date, notice to GenOn shall be provided to Anthony Sexton at Kirkland & Ellis, with a copy to Kathleen Ferrell at DPW.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

NRG Energy, Inc., by and through Gaetan Frotte, its Senior Vice President and Treasurer

/s/ Gaetan Frotte

GenOn Energy, Inc., by and through Mark A. McFarland, its Chief Executive Officer

/s/ Mark A. McFarland